Exhibit 10.23

Named Executive Officer Compensation Schedule

On February 16, 2006, the Compensation Committee of the Board of Directors of Westlake Chemical Corporation (the “Company”) set 2006 base salaries and bonus targets for certain executive officers of the Company and determined the amount of 2005 bonuses payable in 2006 to such executive officers. Set forth below are the amounts for the “named executive officers” of the Company.

Name/Position	2006 Annual Base Salary	2006 Bonus Target (% of Base Salary)	2005 Bonus Payable in 2006
Albert Chao President and Chief Executive Officer	$640,000	75%	$689,034

James Chao Chairman of the Board	$470,000	75%	$505,292

Wayne D. Morse Sr. Vice President Vinyls	$297,000	40%	$270,059

Stephen Wallace Vice President General Counsel & Secretary	$272,000	35%	$152,549

Warren W. Wilder Vice President Olefins and Styrene	$265,000	40%	$175,375

David R. Hansen Sr. Vice President Administration	$278,000	40%	$184,902

The 2006 bonus targets set forth above relate to the Company’s EVA Incentive Plan (the “EVAIP”). The EVAIP provides for awards that are principally contingent upon the attainment of specific targeted EVA® results. EVA, or “economic value added,” is a measure of financial performance based upon the achievement of returns for shareholders above the invested cost of capital. Under the plan, if the expected improvement in EVA is met in 2006, participants will be awarded a cash bonus equal to one times their target bonus. This is referred to as a 1X bonus. If

2006 results exceed the expected improvement, awards will be granted at a rate corresponding to the rate of increase above expectation. Similarly, if 2006 results do not meet the expected improvement, the awards will be correspondingly lower. The gross EVA declared bonus is subject to modification by an Individual Performance Factor as recommended by management and approved by the Compensation Committee of the Board of Directors.